Exhibit 99
Investor Relations Contact:	Media Contact:
Jennifer Larson	Dave DeCecco
(617) 368-5152	(914) 261-6572
jennifer.larson@bostonbeer.com	dave.dececco@bostonbeer.com

BOSTON BEER REPORTS

FOURTH QUARTER FINANCIAL RESULTS

BOSTON (February 27, 2024) -- The Boston Beer Company, Inc. (NYSE: SAM), today reported financial results for its fourth quarter and full fiscal year 2023 that ended December 30, 2023. The 2023 fiscal fourth quarter included 13 weeks and is compared to the 2022 fiscal fourth quarter, which included 14 weeks. The 2023 full fiscal year included 52 weeks and is compared to the 2022 full fiscal year, which included 53 weeks.

Key results were:

Fourth Quarter 2023 Summary:

•
Depletions decreased 9%. Depletions decreased 1% on a 13-week comparable basis
•
Shipments decreased 12.2%. Shipments decreased 3.5% on a 13-week comparable basis
•
Net revenue of $393.7 million decreased 12.0%. Net revenue decreased 3.1% on a 13-week comparable basis
•
Gross margin of 37.6%, up 60 basis points year over year
•
Net loss of $18.1 million
•
GAAP diluted loss per share of $1.49

Full Year 2023 Summary:

•
Depletions decreased 6%. Depletions decreased 5% on a 52-week comparable basis
•
Shipments decreased 6.2%. Shipments decreased 5.2% on a 52-week comparable basis
•
Net revenue of $2.009 billion decreased 3.9%. Net revenue decreased 2.9% on a 52-week comparable basis
•
Gross margin of 42.4%, up 120 basis points year over year
•
Net income of $76.3 million
•
GAAP diluted earnings per share of $6.21, which includes a non-cash impairment charge of $0.96 per share recorded in the third quarter of 2023
•
Non-GAAP diluted earnings per share of $7.17

Capital Structure

•
Generated $265 million in operating cash flow for the full 2023 fiscal year
•
Ended the fourth quarter with $298.5 million in cash and no debt
•
Repurchased $128.5 million in shares from January 2, 2023 to February 23, 2024

“We were pleased to deliver steady improvement in comparable weeks depletions, solid progress on gross margin expansion and strong cash flow generation for the full 2023 fiscal year,” said Chairman and Founder Jim Koch. “As we look forward into 2024, we believe we have the right strategies in place to steadily improve our revenue and margin performance while continuing to invest in our brands and industry leading salesforce.”

“The investments we made in our brands, marketing mix changes and supply chain enhancements drove improvement in operational and financial performance in 2023 and position us well to further fortify our business in 2024 and beyond,” said President and CEO Dave Burwick. “Moving forward, we’ll maintain our focus on driving volume and gross margin performance and winning in the marketplace with our advantaged Beyond Beer portfolio, new innovation and improved Supply Chain capabilities.”

Details of the results were as follows:

Fourth Quarter 2023 (13 weeks ended December 30, 2023) Summary of Results

The 2023 fiscal fourth quarter included 13 weeks and is compared to the 2022 fiscal fourth quarter, which included 14 weeks.

Net revenue of $393.7 million decreased 12.0% compared to the prior year. Approximately 8.9 percentage points of this decrease is due to the impact of the 14th week in 2022. Net revenue decreased 3.1% on a 13-week comparable basis. Fourth quarter revenue was negatively impacted by a $5.1 million international sales tax adjustment. Excluding this impact, net revenue decreased 10.9% on a reported basis and decreased 1.9% on a 13-week comparable basis.

Depletions in the fourth quarter declined 9%. Depletions on a 13-week comparable basis decreased 1% from the prior year, primarily due to declines in Truly Hard Seltzer, partially offset by increases in Twisted Tea and growth in Samuel Adams Non-Alcoholic styles and Dogfish Head Canned cocktails.

Shipment volume for the quarter was approximately 1.5 million barrels, a 12.2% decrease from the prior year. On a 13-week comparable basis, shipments decreased 3.5% in the fourth quarter.

The Company believes distributor inventory as of December 30, 2023 was at an appropriate level for each of its brands and averaged approximately four weeks on hand compared to five weeks on hand at the end of the third quarter.

As previously disclosed in the Company’s SEC Forms 10-K and 10-Q, before the decline in volumes related to hard seltzer in the second half of 2021, the Company entered into certain contractual agreements to access third party production capacity. These agreements continue to negatively impact the Company’s gross margins. The costs associated with these agreements include shortfall fees for not meeting contractual production minimums and third party production pre-payments that are being expensed over the estimated life of the related agreements.

Gross margin of 37.6% increased 60 basis points from the 37.0% margin realized in the prior year. Gross margin primarily benefited from price increases, procurement savings and lower inventory obsolescence partially offset by inflationary costs, higher third-party production shortfall fees and higher brewery processing costs per barrel due to lower volumes. The fourth quarter gross margin of 37.6% includes $6.5 million of shortfall fees which negatively impacted gross margin by approximately 165 basis points on an absolute basis and non-cash expense of third-party production pre-payments of $5.6 million that negatively impacted gross margins by approximately 140 basis points on an absolute basis.

Advertising, promotional and selling expenses for the fourth quarter of 2023 decreased $10.6 million or 7.6% from the fourth quarter of 2022, due to decreased freight to distributors of $11.8 million from lower rates and volumes, partially offset by an increase in brand and selling costs of $1.2 million, mainly driven by increased media investments.

General and administrative expenses increased by $2.1 million or 5.1% from the fourth quarter of 2022, primarily due to higher salaries and benefits costs.

The Company incurred impairment costs for brewery equipment of $1.5 million in the fourth quarter of 2023 and $1.5 million in the fourth quarter of 2022.

The Company’s effective tax rate benefit for the fourth quarter was 18.3% compared to 25.8% in the prior year. The decrease in the tax benefit rate was primarily due to an increase in tax expense in the fourth quarter of 2023 related to non-deductible stock compensation of $3.5 million.

Full year 2023 (52 weeks ended December 30, 2023) Summary of Results

The 2023 full fiscal year included 52 weeks and is compared to the 2022 full fiscal year, which included 53 weeks.

Net revenue of $2.009 billion decreased 3.9% compared to full year 2022. Approximately 1.0 percentage points of this decrease is due to the impact of the 53rd week in 2022.

Depletions for the full year declined 6% with depletions on a 52-week comparable basis down 5% from full year 2022. These decreases were primarily due to declines in Truly Hard Seltzer and the Company’s beer portfolio which were partially offset by strong growth in Twisted Tea and growth in Truly Vodka Soda, Dogfish Head Canned Cocktails, and Samuel Adams Non Alcoholic offerings.

Shipment volume full year was approximately 7.7 million barrels, a 6.2% decrease from full year 2022. On a 52-week comparable basis, shipments decreased 5.2%.

As previously disclosed in the Company’s SEC Forms 10-K and 10-Q, before the decline in volumes related to hard seltzer in the second half of 2021, the Company entered certain contractual agreements to access third party production capacity. These agreements continue to negatively impact the Company’s gross margins. The costs associated with these agreements include shortfall fees for not meeting contractual production minimums and third party production pre-payments which are being expensed over the estimated life of the related agreements.

Gross margin of 42.4% increased from the 41.2% gross margin realized in full year 2022, with benefits from price increases, procurement savings and lower inventory obsolescence partially offset by inflationary costs, higher third-party production shortfall fees and higher brewery processing costs per barrel due to lower volumes. The full year gross margin of 42.4% includes $9.5 million of shortfall fees which negatively impacted gross margin by approximately 45 basis points on an absolute basis and non-cash expense of third-party production pre-payments of $27.8 million which negatively impacted gross margins by approximately 140 basis points on an absolute basis.

Advertising, promotional and selling expenses decreased $22.4 million or 3.9% from full year 2022, primarily due to decreased freight to distributors of $50.9 million from lower rates and volumes, partially offset by an increase in brand investments of $28.5 million, mainly driven by higher investments in local marketing and media and increased salaries and benefits costs.

General and administrative expenses increased by $17.0 million or 10.8% from full year 2022, primarily due to increased consulting and increased salaries and benefits costs.

Impairment of intangible assets reflects a $16.4 million non-cash impairment charge recorded primarily for the Dogfish Head brand, taken as a result of the Company’s annual impairment analysis as of September 1, 2023. The impairment determination was primarily based on the latest forecasts of brand performance which have been below the Company’s projections made on the acquisition date. In the third quarter of 2022, the Company recorded an impairment charge of $27.1 million for the Dogfish Head brand.

The Company incurred impairment costs for brewery equipment of $5.4 million in full year 2023 and $2.8 million in full year 2022.

In 2022, the Company recorded $5.4 million in contract termination costs, most of which was recorded in the first quarter, as a result of further negotiations with suppliers that eliminated certain future shortfall fees.

The Company’s effective tax rate for the full year 2023 was 30.4% compared to 26.4% in the prior full year. The increase in the effective tax rate was mainly due to increase in tax expense in the fourth quarter of 2023 related to non-deductible stock compensation of $3.5 million.

Net income of $76.3 million or $6.21 per diluted share, represented an increase of $9.0 million or $0.77 per diluted share compared to full year 2022. This increase between periods was primarily driven by higher gross margins, lower operating expenses and lower impairment, partially offset by lower revenue and a higher tax rate.

The Company expects that its December 30, 2023 cash balance of $298.5 million, together with its projected future operating cash flows and the unused balance on its $150.0 million line of credit, will be sufficient to fund future cash requirements.

During the 52-week period ended December 30, 2023 and the period from January 2, 2024 through February 23, 2024, the Company repurchased shares of its outstanding Class A Common Stock in the amounts of $92.9 million and $35.6 million, respectively, for a total of $128.5 million of repurchases since the beginning of the Company’s 2023 fiscal year. As of February 23, 2024, the Company had approximately $230 million remaining on the $1.2 billion share buyback expenditure limit set by the Board of Directors.

Depletions Estimate

Year-to-date depletions through the 8-week period ended February 24, 2024 are estimated by the Company to have decreased approximately 2% from the prior year comparable period.

Full Year 2024 Projections

The Company’s actual 2024 results could vary significantly from the current projection and are highly sensitive to changes in volume and supply chain performance as well as inflationary impacts. The 2024 and 2023 fiscal years both include 52 weeks.

Full Year 2024	Guidance
Depletions and Shipments Percentage Change	Down low single digit to up low single digit
Price Increases	1% to 2%
Gross Margin	43% to 45%
Advertising, Promotion, and Selling Expense Year Over Year Change ($ million)	($5) to $15
Effective Tax Rate	27.5%
GAAP EPS	$7.00 to $11.00
Capital Spending ($ million)	$90 to $110

Underlying the Company’s current 2024 projection are the following full-year estimates and targets:

•
During full year 2024, the Company estimates shortfall fees will negatively impact gross margin by 50 to 75 basis points and non-cash expense of third-party production pre-payments will negatively impact gross margins by 125 to 150 basis points
•
The advertising, selling and promotional expense projection does not include any changes in freight costs for the shipment of products to the Company’s distributors
•
The Company’s business is seasonal, with the first quarter and fourth quarter being lower volume quarters and the fourth quarter typically the lowest absolute gross margin rate of the year

Use of Non-GAAP Measures

Non-GAAP EPS is not a defined term under U.S. generally accepted accounting principles (“GAAP”). Non-GAAP EPS, or Non-GAAP earnings per diluted share, excludes from projected GAAP EPS the impact of the non-cash asset impairment charge of $16.4 million, or $0.96 per diluted share, recognized in the third quarter of fiscal 2023 relating primarily to the Dogfish Head brand. This non-GAAP measure should not be considered in isolation or as a substitute for diluted earnings per share prepared in accordance with GAAP, and may not be comparable to calculations of similarly titled measures by other companies. Management uses this non-GAAP financial measure to make operating and strategic decisions and to evaluate the Company’s underlying business performance. Management believes this forward-looking non-GAAP measure provides meaningful and useful information to investors and analysts regarding the Company’s outlook for its ongoing financial and business performance or trends and facilitates period to period comparisons of its forecasted financial performance.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the year ended December 30, 2023 and subsequent reports filed by the Company with the SEC on Forms 10-Q and 8-K. Copies of these documents are available from the SEC and may be found on the Company’s website, www.bostonbeer.com. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

About the Company

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 brewing Samuel Adams beer and has since grown to become one of the largest and most respected craft brewers in the United States. We consistently offer the highest-quality products to our drinkers, and we apply what we’ve learned from making great-tasting craft beer to making great-tasting and innovative “beyond beer” products. Boston Beer Company has pioneered not only craft beer but also hard cider, hard seltzer and hard tea. Our core brands include household names like Angry Orchard Hard Cider, Dogfish Head, Truly Hard Seltzer, Twisted Tea Hard Iced Tea, and Samuel Adams. We have taprooms and hospitality locations in California, Delaware, Massachusetts, New York and Ohio. For more information, please visit our website at www.bostonbeer.com, which includes links to our respective brand websites.

Tuesday, February 27, 2024

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share data)
	(unaudited)
	December 30,	December 31,	December 30,	December 31,
	2023 (13 weeks)	2022 (14 weeks)	2023 (52 weeks)	2022 (53 weeks)
Barrels sold	1,503	1,712	7,678	8,183
Revenue	$417,409	$476,025	$2,133,292	$2,222,667
Less excise taxes	23,687	28,500	124,667	132,333
Net revenue	393,722	447,525	2,008,625	2,090,334
Cost of goods sold	245,826	282,012	1,156,256	1,228,348
Gross profit	147,896	165,513	852,369	861,986
Operating expenses:
Advertising, promotional, and selling expenses	128,629	139,185	555,998	578,400
General and administrative expenses	43,714	41,605	174,548	157,534
Impairment of intangible asset	-	-	16,426	27,100
Impairment of brewery assets	1,480	1,480	5,396	2,782
Contract termination costs and other	-	49	—	5,379
Total operating expenses	173,823	182,319	752,368	771,195
Operating (loss) income	(25,927)	(16,806)	100,001	90,791
Other income (expense), net:
Interest income (expense), net	4,018	1,752	10,995	2,561
Other expense, net	(271)	(324)	(1,408)	(1,916)
Total other income (expense), net	3,747	1,428	9,587	645
(Loss) income before income tax (benefit) provision	(22,180)	(15,378)	109,588	91,436
Income tax (benefit) provision	(4,056)	(3,961)	33,338	24,173
Net (loss) income	$(18,124)	$(11,417)	$76,250	$67,263

Net (loss) income per common share - basic	$(1.49)	$(0.93)	$6.23	$5.46
Net (loss) income per common share - diluted	$(1.49)	$(0.93)	$6.21	$5.44

Weighted-average number of common shares - basic	12,166	12,329	12,243	12,317
Weighted-average number of common shares - diluted	12,166	12,329	12,258	12,345

Net (loss) income	$(18,124)	$(11,417)	$76,250	$67,263
Other comprehensive income (loss), net of tax:
Currency translation adjustment	166	6	166	(269)
Defined benefit plans liability adjustment	(13)	90	(13)	253
Total other comprehensive income (loss), net of tax:	153	96	153	(16)
Comprehensive (loss) income	$(17,971)	$(11,321)	$76,403	$67,247

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
	(unaudited)
	December 30,	December 31,
	2023	2022
Assets
Current Assets:
Cash and cash equivalents	$298,491	$180,560
Accounts receivable	66,997	56,672
Inventories	115,773	148,450
Prepaid expenses and other current assets	20,538	27,461
Income tax receivable	1,711	10,126
Total current assets	503,510	423,269
Property, plant, and equipment, net	642,509	667,909
Operating right-of-use assets	35,559	43,768
Goodwill	112,529	112,529
Intangible assets	59,644	76,324
Third-party production prepayments	33,581	61,339
Other assets	42,661	35,635
Total assets	$1,429,993	$1,420,773
Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$87,245	$84,248
Accrued expenses and other current liabilities	126,930	111,153
Current operating lease liabilities	9,113	8,866
Total current liabilities	223,288	204,267
Deferred income taxes, net	85,721	96,592
Non-current operating lease liabilities	36,161	45,274
Other liabilities	6,894	6,091
Total liabilities	352,064	352,224
Stockholders' Equity:
Class A Common Stock, $0.01 par value; 22,700,000 shares authorized; 10,033,303 and 10,238,009 issued and outstanding as of December 30, 2023 and December 31, 2022, respectively	100	102
Class B Common Stock, $0.01 par value; 4,200,000 shares authorized; 2,068,000 issued and outstanding at December 30, 2023 and December 31, 2022	21	21
Additional paid-in capital	656,297	629,515
Accumulated other comprehensive loss	(57)	(210)
Retained earnings	421,568	439,121
Total stockholders' equity	1,077,929	1,068,549
Total liabilities and stockholders' equity	$1,429,993	$1,420,773

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	(unaudited)
	December 30,	December 31,
	2023 (52 weeks)	2022 (53 weeks)
Cash flows provided by operating activities:
Net income	$76,250	$67,263
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	88,141	81,356
Impairment of intangible asset	16,426	27,100
Impairment of brewery assets	5,396	2,782
Change in right-of-use assets	7,678	7,972
Stock-based compensation expense	16,971	13,988
Deferred income taxes	(10,871)	9,097
Other non-cash expense	224	89
Changes in operating assets and liabilities:
Accounts receivable	(10,340)	(2,042)
Inventories	31,500	131
Prepaid expenses, income tax receivable, and other current assets	13,979	38,652
Third-party production prepayments	27,758	26,955
Other assets	(5,849)	(14,031)
Accounts payable	2,763	(2,219)
Accrued expenses, other current liabilities, and other liabilities	13,884	(50,632)
Operating lease liabilities	(8,759)	(6,516)
Net cash provided by operating activities	265,151	199,945
Cash flows used in investing activities:
Purchases of property, plant, and equipment	(64,087)	(90,582)
Proceeds from sale of property, plant, and equipment	1,709	2,076
Net cash used in investing activities	(62,378)	(88,506)
Cash flows (used in) provided by financing activities:
Repurchases and retirement of Class A common stock	(92,877)	—
Proceeds from exercise of stock options and sale of investment shares	11,723	7,946
Net cash paid on finance leases and notes payable	(1,575)	(1,672)
Payment of tax withholding on stock-based payment awards and investment shares	(2,113)	(3,474)
Line of credit borrowings	—	30,000
Line of credit repayments	—	(30,000)
Net cash (used in) provided by financing activities	(84,842)	2,800
Change in cash and cash equivalents	117,931	114,239
Cash and cash equivalents and restricted cash at beginning of period	180,560	66,321
Cash and cash equivalents and restricted cash at end of period	$298,491	$180,560

Copies of The Boston Beer Company's press releases, including quarterly financial results, are available on the Internet at www.bostonbeer.com